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U.S. FILTER
UNITED STATES FILTER CORPORATION

                                 NEWS RELEASE

40-004 COOK STREET
PALM DESERT, CA 92211
(619) 340-0098
FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098

                       UNITED STATES FILTER CORPORATION
                      AND DAVIS WATER & WASTE INDUSTRIES
                      SIGN DEFINITIVE PURCHASE AGREEMENT

PALM DESERT, CALIFORNIA, June 10, 1996--United States Filter Corporation (NYSE:USF) announced that it has signed a definitive agreement to acquire Davis Water & Waste Industries, Inc. (NYSE:DWW). U.S. Filter confirmed that it will exchange .933 shares of its common stock for each of the approximately 3,250,000 outstanding shares of Davis, subject to adjustment in the event the average price of U.S. Filter shares prior to closing exceeds $34 per share, or falls below $28 per share. The Boards of Directors of both U.S. Filter and Davis have unanimously approved the transaction. The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval by the shareholders of Davis. The transaction is to be accounted for as a pooling of interest and is expected to close by the end of August. With fiscal 1995 revenues of $215 million, Davis manufactures and markets products relating to the distribution of water and the treatment of water and wastewater. Davis also designs, engineers, manufactures, sells and installs water and wastewater treatment and pumping equipment. Headquartered in Thomasville, Georgia, Davis sells its products through 35 locations throughout the United states.

"We see Davis as a very strong entry into the growing municipal business in the United States," said Richard J. Heckmann, Chairman and CEO of U.S. Filter. "With Davis' particular strength in the Southeast, U.S. Filter intends to use the Davis distribution network to expand its products and services throughout the Davis market areas and provide to the Davis customers a broader capability including water and wastewater treatment equipment, parts and services that Davis does not now offer. The combined balance sheets should also make Davis a much more formidable presence in the municipal privatization that is now in its early stages," he said. Mr. Heckmann also said that U.S. Filter believes the Davis acquisition will open up considerable new areas of growth and opportunity as the Company broadens its base of products and distribution as the one-stop-shop supplier for industrial and municipal users of water.

"We also see significant benefits from this merger including broadening our customer base, increasing penetration of the markets we serve and expanding our geographical reach," said R. Doyle White, Chairman and CEO of Davis Water & Waste Industries, Inc. "Our current ability to provide complete 'Turn Key' water treatment plant design and construction can quickly be expanded to include the complementary lines available from U.S. Filter."

With annualized revenues of over half a billion dollars, U.S. Filter is a leading global provider of industrial and commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its worldwide network of 125 sales and service facilities, including 21 manufacturing plants and 36 resin regeneration facilities. The Company's technologies are driven by over 500 active international patents and patent filings. In addition, U.S. Filter is the leading international provider of service deionization and outsourced water services, including the operation of water purification and wastewater treatment systems at customer sites.